FOR IMMEDIATE RELEASE

      EMPIRE OF CAROLINA ANNOUNCES PROPOSED SALE OF THREE SUBSIDIARIES

DELRAY BEACH, FL; JANUARY 9, 2001 - EMPIRE OF CAROLINA, INC. (AMEX:EMP) announced today that it has entered into an agreement to sell all of the outstanding stock of three of its non-debtor subsidiaries, Dorson Sports, Inc., Apple Golf Shoes, Inc. and Apple Sports, Inc., for a purchase price totaling approximately $8 million in cash. In connection with the sale, the company will assign to the purchasers all rights under an executory license agreement with Brunswick Bicycles for the use of the Mongoose(R)trademark and under the license agreement with Wilson Sporting Goods Co. for the use of the Wilson trademark. The purchasers will assume all liabilities of the three subsidiaries. The purchasers are Dorson Sports Acquisition, Inc., Apple Shoes Acquisition, Inc. and Apple Sports Acquisition, Inc. Timothy Moran, former CEO of Empire, is a principal of the purchasers.

The sale has been preliminarily approved by the U.S. Bankruptcy Court contingent upon receipt of higher bids. The Court approved a $150,000 break up fee to be paid to the purchasers in the event the purchasers are not the highest bidders for the subsidiaries' stock and have paid a down payment to the company as required under the sale agreement. The Court has set a final sale hearing for January 17, 2001, at which time, if no higher bids are received, the sale will be finally approved.

Empire of Carolina, Inc. which designs, develops, manufactures and markets a broad range of consumer products including children's toys and golf accessories, and its subsidiary, Empire Industries, Inc., filed for reorganization under Chapter 11 on November 17, 2000 and has continued operations on a debtor-in-possession basis.

This release contains certain forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management, including management's plans and objectives. Such statements are subject to various risks and uncertainties. The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the factors described in the Company's filings with the Securities and Exchange Commission; the ability of the Company to continue operations under debtor-in-possession financing; operate successfully under a Chapter 11 proceeding; obtain shipments and negotiate terms with vendors and service providers for current orders; fund and execute a new operating plan for the Company; attract and retain key executives and associates; meet competitive pressures which may affect the nature and viability of the Company's business strategy; generate cash flow; attract and retain customers; and manage its business notwithstanding potential adverse publicity. Certain of these as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT: Tom MacDougall, CFO of Empire of Carolina, Inc., 631-585-5400,

Or e-mail, tmacdougall@applesports.com